Exhibit 99.2

SEMPRA ENERGY
Table F (Unaudited)

Statement of Operations Data by Segment

Three Months Ended March 31, 2013

(Dollars in millions)	SDG&E	SoCalGas	Sempra South American Utilities	Sempra Mexico	Sempra Renewables	Sempra Natural Gas	Consolidating Adjustments, Parent & Other		Total

Revenues	$ 939	$ 983	$ 384	$ 168	$ 21	$ 253	$ (98)		$ 2,650

Cost of Sales and Other Expenses	(637)	(800)	(301)	(113)	(13)	(220)	92		(1,992)

Gain on Sale of Asset	-	-	-	-	-	74	-		74

Depreciation & Amortization	(134)	(100)	(15)	(16)	(8)	(20)	(2)		(295)

Equity Earnings Recorded Before Income Tax	-	-	-	-	1	9	-		10

Other Income, Net	11	4	3	9	-	2	8		37

Income Before Interest & Tax (1)	179	87	71	48	1	98	-		484

Net Interest Expense (2)	(48)	(17)	(2)	(1)	(5)	(12)	(49)		(134)

Income Tax (Expense) Benefit	(51)	(24)	(17)	(26)	8	(33)	(35)	(3)	(178)

Equity (Losses) Earnings Recorded Net of Income Tax	-	-	(7)	11	-	-	-		4

Losses (Earnings) Attributable to Noncontrolling Interests	11	-	(8)	(1)	-	-	-		2

Earnings (Losses)	$ 91	$ 46	$ 37	$ 31	$ 4	$ 53	$ (84)		$ 178

Three Months Ended March 31, 2012

(Dollars in millions)	SDG&E	SoCalGas	Sempra South American Utilities	Sempra Mexico	Sempra Renewables	Sempra Natural Gas	Consolidating Adjustments, Parent & Other		Total

Revenues	$ 834	$ 880	$ 357	$ 136	$ 8	$ 269	$ (101)		$ 2,383

Cost of Sales and Other Expenses	(544)	(674)	(281)	(75)	(9)	(245)	80		(1,748)

Depreciation & Amortization	(112)	(87)	(13)	(16)	(3)	(23)	(3)		(257)

Equity Earnings Recorded Before Income Tax	-	-	-	-	1	11	-		12

Other Income, Net	30	4	2	15	-	-	24		75

Income (Loss) Before Interest & Tax (1)	208	123	65	60	(3)	12	-		465

Net Interest Expense (2)	(37)	(17)	(6)	(3)	(4)	(9)	(34)		(110)

Income Tax (Expense) Benefit	(60)	(40)	(13)	(35)	17	(2)	16		(117)

Equity Earnings Recorded Net of Income Tax	-	-	-	11	-	-	-		11

Earnings Attributable to Noncontrolling Interests	(6)	-	(6)	-	-	-	(1)		(13)

Earnings (Losses)	$ 105	$ 66	$ 40	$ 33	$ 10	$ 1	$ (19)		$ 236

(1) Management believes "Income (Loss) Before Interest & Tax" is a useful measurement of our segments' performance because it can be used to evaluate the effectiveness of our operations exclusive of interest and income tax, neither of which is directly relevant to the efficiency of those operations.

(2) Net Interest Expense includes Interest Income, Interest Expense and Preferred Dividends of Subsidiaries.

(3) Includes $63 million income tax expense resulting from a corporate reorganization in connection with the IEnova stock offerings.